Exhibit 10.14

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”) is entered into as of October 10, 2019, by and between Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), and Weiss Multi-Strategy Advisers LLC (“Stockholder”).  Tiberius and the Stockholder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) 1,327,700 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Tiberius (such shares of Common Stock, together with any other shares of Common Stock which are directly or indirectly acquired or beneficially owned by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Term”), including any and all Common Stock acquired by the Stockholder during the Term pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants held by the Stockholder (the “Warrants”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Tiberius proposes to negotiate to enter into an agreement and plan of merger (as the same may be amended from time to time, the “Merger Agreement”) with International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (“IGI”), and other parties, pursuant to which Tiberius will consummate its initial business combination (such transaction, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of Tiberius to negotiate the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
WAIVER AND TRANSFER RESTRICTIONS

Section 1.1.          Waiver of Redemption Rights.  The Stockholder hereby waives and agrees not to exercise any right that it may have to elect to have Tiberius redeem or convert any Subject Shares. The waiver granted by Stockholder pursuant to this Section 1.1 is irrevocable unless and until this Agreement is terminated in accordance with Section 6.1 and is granted in consideration of Tiberius entering into this Agreement and incurring certain related fees and expenses and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Section 1.2.          Transfer Restrictions.  The Stockholder agrees that during the Term the Stockholder shall not, and shall cause its Affiliates not to, without Tiberius’ prior written consent:  (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.

ARTICLE II
TERMINATION

Section 2.1.          Termination.  This Agreement shall automatically terminate, and neither Tiberius nor the Stockholder shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect, upon the earliest to occur of (a) the mutual written consent of Tiberius and the Stockholder, (b) notice by Tiberius to the Stockholder that it has determined not to pursue a business combination with IGI and, (c) if the Merger Agreement is entered into, the termination of the Merger Agreement in accordance with its terms.

ARTICLE III
MISCELLANEOUS

Section 3.1.          Further Assurances.  From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 3.2.          Fees and Expenses.  Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.3.          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Tiberius any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 3.4.          Amendments, Waivers, etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 3.5.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by facsimile or email (with affirmative confirmation receipt) or (iii) by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Tiberius, to:

Tiberius Acquisition Corporation
3601 N Interstate 10 Service Rd W
Metairie, LA
Attn:  Andrew J. Poole, Chief Investment Officer
Email:  APoole@tiberiusco.com
Telephone No.: (504) 457-3811

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attn: Stuart Neuhauser, Esq.
         Matthew A. Gray, Esq.
Email:  sneuhauser@egsllp.com
             mgray@egsllp.com
Telephone No.:  (212) 370-1300
Facsimile No.:  (212) 370-7889

If to the Stockholder, to: Weiss Multi-Strategy Advisers LLC 320 Park Ave. New York, NY 10022 Attn: Pierce Archer Email: parcher@gweiss.com Telephone No.: 212-415-7174 Facsimile: [________________]
with a copy (which shall not constitute notice) to:

Weiss Multi-Strategy Advisers LLC
320 Park Ave.
New York, NY 10022
Attn:  Jeff Dillabough
Email:  jdillabough@gweiss.com
Telephone No.: 860-240-8941
Facsimile:  [________________]

Section 3.6.          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.7.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.8.          Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 3.9.          Certificates.  Promptly following the date of this Agreement, the Stockholder shall advise Tiberius’s transfer agent in writing that the Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Tiberius’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 3.10.          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 3.11.          Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.  For purposes of this Agreement, the term “Representatives” with respect to any Party shall mean such Party’s affiliates and the respective directors, officers, employees, consultants, advisors, agents and other representatives of such Party or its affiliates.  Any reference in this Agreement to an affiliate of Tiberius will include its sponsor, Lagniappe Ventures LLC.

Section 3.12.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws.

Section 3.13.          Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent threatened, actual or continuing breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the need to prove actual damages or that monetary damages would be insufficient and without the necessity of posting bond or other security, in the state or federal courts located in the County of New York, State of New York, this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the County of New York, State of New York and (d) consents to service being made through the notice procedures set forth in Section 3.5.  Each of the Stockholder and Tiberius hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, CLAIM, ACTION OR LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.14.          Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.15.          No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholder, on the one hand, and Tiberius, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, the Stockholder (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. The Stockholder has acted independently regarding its decision to enter into this Agreement.

Section 3.16.          Waiver against Trust.  Reference is made to the final prospectus of Tiberius, dated as of March 15, 2018, and filed with the U.S. Securities and Exchange Commission (“SEC”) (File No. 333-223098) on March 16, 2018 (the “Prospectus”).  The Stockholder represents and warrants that it has read the Prospectus and understands that Tiberius has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Tiberius’s public stockholders (including overallotment shares acquired by Tiberius’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Tiberius may disburse monies from the Trust Account only:  (a) to the Public Stockholders in the event they elect to redeem their Tiberius shares in connection with the consummation of Tiberius’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Tiberius fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes or (d) to Tiberius after or concurrently with the consummation of a Business Combination.  For and in consideration of Tiberius entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Stockholder nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Tiberius or its Representatives, on the one hand, and the Stockholder or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”).  The Stockholder on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Stockholder or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Tiberius or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Tiberius or its affiliates).  The Stockholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Tiberius and its affiliates to induce Tiberius to enter into this Agreement, and the Stockholder further intends and understands such waiver to be valid, binding and enforceable against the Stockholder and each of its affiliates under applicable law.  To the extent the Stockholder or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Tiberius or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Tiberius or its Representatives, the Stockholder hereby acknowledges and agrees that the Stockholder’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Stockholder or its affiliates (or any person or entity claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.  In the event the Stockholder or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Tiberius or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Tiberius and its Representatives, as applicable, shall be entitled to recover from the Stockholder and its affiliates the associated legal fees and costs in connection with any such action, in the event Tiberius or its Representatives, as applicable, prevails in such action or proceeding.  This Section 3.16 shall survive any termination of this Agreement and survive indefinitely.  Notwithstanding the foregoing, this Section 3.16 shall not prevent the Stockholder or its affiliates in the capacity as a Public Stockholder from receiving funds from the Trust Account after the termination of this Agreement upon the redemption of the Stockholder’s or its affiliates’ shares of Common Stock or upon the liquidation of Tiberius.

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IN WITNESS WHEREOF, the Parties hereto have caused this Waiver Agreement to be duly executed as of the date first set forth above.

Tiberius:

Tiberius Acquisition Corporation

By:	/s/ Michael Gray
Name:	Michael Gray
Title:	Chairman and CEO

Stockholder:

Weiss Multi-Strategy Advisers LLC on behalf of certain funds and managed accounts

By:	/s/ Pierce Archer
Name:	Pierce Archer
Title:	Senior Vice President

{Signature Page to Waiver Agreement}